EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Select Comfort Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-70493, No. 333-79157, No. 333-74876, No. 333-84329, No. 333-80755, No. 333-85914 and No. 333-118329) of Select Comfort Corporation and subsidiaries of our reports dated February 26, 2007, with respect to the consolidated balance sheets of Select Comfort Corporation as of December 30, 2006 and December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006 and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 annual report on Form 10-K of Select Comfort Corporation.

Our report dated February 26, 2007 notes that the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006.

Minneapolis, Minnesota

February 26, 2007